UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2021

Fauquier Bankshares, Inc.

(Exact name of Registrant as Specified in Its Charter)

Virginia	000-25805	54-1288193
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Courthouse Square, Warrenton, Virginia		20186
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (540) 347-2700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock Par value $3.13 per share	FBSS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 2.02	Results of Operations and Financial Condition.

On January 22, 2021, Fauquier Bankshares, Inc. (the “Company” or “Fauquier”) issued a press release reporting its fourth quarter 2020 financial results.  A copy of the press release is attached as Exhibit 99.1 to this current report on Form 8-K.

Item 8.01	Other Events

The information set forth under Item 2.02 of this current report on Form 8-K is incorporated by reference.

Important Information and Where to Find It:

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the proposed merger (the “Merger”) of Fauquier into Virginia National Bankshares Corporation (“Virginia National”). No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, and no offer to sell or solicitation of an offer to buy shall be made in any jurisdiction in which such offer, solicitation or sale would be unlawful.

In connection with the proposed Merger, Virginia National has filed a registration statement on Form S-4 and will file other documents regarding the proposed Merger with the Securities and Exchange Commission (“SEC”) to register the shares of Virginia National’s common stock to be issued to the shareholders of Fauquier in the proposed Merger. The registration statement includes a preliminary joint proxy statement/prospectus, and the final registration statement will include a final joint proxy statement/prospectus, which will be sent to the shareholders of Virginia National and Fauquier in advance of each company’s respective shareholder meeting that will be held to consider the proposed Merger. Each of Fauquier and Virginia National may file with the SEC other relevant documents concerning the proposed Merger. Before making any voting or investment decision, investors and security holders are urged to read the final joint proxy statement/prospectus and any other relevant documents to be filed with the SEC in connection with the proposed Merger because they contain important information about Fauquier, Virginia National and the proposed Merger. Shareholders are also urged to carefully review Fauquier’s public filings with the SEC, including, but not limited to, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements. Investors and security holders may obtain free copies of the registration statement and the joint proxy statement/prospectus and other documents filed with the SEC by Fauquier and Virginia National through the website maintained by the SEC at www.sec.gov. These documents may also be obtained, without charge, from Fauquier at www.tfb.bank under the tab “About TFB – Investor Relations” or by directing a request to Fauquier Bankshares, Inc., 10 Courthouse Square, Warrenton, VA 20186, or by telephone at (540) 347-6751, or from Virginia National at www.vnb.com under the tab “Investor – Investor Relations” or by directing a request to Virginia National Bankshares Corporation, 404 People Place, Charlottesville, Virginia 22911, or by telephone at (434) 817-8587.  The information on Fauquier’s website is not, and shall not be deemed to be, a part of this report or incorporated into other filings Fauquier makes with the SEC.  The information on Virginia National’s website is not, and shall not be deemed to be, a part of this report or incorporated into other filings Virginia National makes with the SEC.

Fauquier, Virginia National and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Fauquier and Virginia National, respectively, in connection with the proposed Merger. Information about the directors and executive officers of Virginia National and their ownership of Virginia National’s common stock is set forth in Virginia National’s proxy statement in connection with its 2020 annual meeting of shareholders, as previously filed with the SEC on April 29, 2020. Information about the directors and executive officers of Fauquier and their ownership of Fauquier’s common stock is set forth in Fauquier’s proxy statement in connection with its 2020 annual meeting of shareholders, as previously filed with the SEC on April 17, 2020. Additional information regarding the interests of these participants and other persons who may be deemed participants in the solicitation of proxies may be obtained by reading the final joint proxy statement/prospectus regarding the proposed Merger when it becomes available. Free copies of these documents may be obtained as described above.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Fauquier Bankshares, Inc. Press Release announcing Fourth Quarter 2020 Results
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fauquier Bankshares, Inc.

Date: January 22, 2021	By:	/s/ Christine E. Headly
Christine E. Headly
Executive Vice President and Chief Financial Officer

Exhibit 99.1

PRESS RELEASE

CONTACT CHRIS HEADLY

(540) 349-0218

chris.headly@tfb.bank

FAUQUIER BANKSHARES, INC. ANNOUNCES Fourth QUARTER 2020 RESULTS

WARRENTON, VA., January 22, 2021 - Fauquier Bankshares, Inc. (the “Company”) (NASDAQ: FBSS), parent company of The Fauquier Bank (the “Bank”), reported net income of $1.4 million, or $0.36 per diluted share for the fourth quarter, compared with $1.5 million, or $0.41 per diluted share for the prior quarter and $1.6 million or $0.41 per diluted share for the fourth quarter of 2019.  For the twelve months ended December 31, 2020, net income was $5.9 million, or $1.55 per diluted share, compared with $6.8 million, or $1.80 per diluted share for the twelve months ended December 31, 2019.

Marc Bogan, President and CEO, stated “Financial results for the fourth quarter, and full year 2020, were strong given the headwind our bank, and the overall economy, faced during this unprecedented year.  Excluding the one-time expenses associated with our previously announced merger with Virginia National Bankshares Corporation, net income for the fourth quarter and full year 2020 exceeded the previous quarter over quarter, and full year results. Mr. Bogan continued by saying, “Even in this very difficult operating environment, our net interest margin held up well, and our cost of funds remained at very low levels.  Also, our Wealth Management team crossed $500 million in assets under management in 2020, and as a result, contributed favorably to our noninterest income.  As we enter 2021, we are eager to finalize our merger and begin integrating with the Virginia National team to continue to provide our clients and communities with exceptional financial services and support in the upcoming year.”

Fourth Quarter and Year to Date Highlights

•

Net income of $1.4 million for the fourth quarter, compared to $1.5 million for the prior quarter and $1.6 million for the fourth quarter of 2019.  Year to date net income of $5.9 million, compared to $6.8 million for the twelve months ended December 31, 2019;

•

Net interest margin of 3.43% for the fourth quarter, compared to 3.22% for the prior quarter and 3.65% for the fourth quarter of 2019.  Year to date net interest margin of 3.46%, compared to 3.74% for the twelve months ended December 31, 2019;

•	Total loans of $616.7 million at December 31, 2020, compared to $638.1 million at September 30, 2020 and $550.2 million at December 31, 2019;
•	Allowance for loan losses of $6.9 million at December 31, 2020, compared to $6.7 million at September 30, 2020 and $5.2 million at December 31, 2019;
•

Provision for loan losses of $167,000 for the fourth quarter, compared to $345,000 for the prior quarter and $91,000 for the fourth quarter of 2019.  Year to date provision for loan losses was $1.8 million, compared to $346,000 for the twelve months ended December 31, 2019;

•	Deposits of $766.1 million at December 31, 2020, compared to $739.8 million at September 30, 2020 and $622.2 million at December 31, 2019;
•	Regulatory capital remains strong with ratios exceeding the well capitalized thresholds in all categories.

As part of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), the Bank originated 549 Paycheck Protection Program (“PPP”) loans, totaling $53.1 million as of December 31, 2020.  The Bank’s forgiveness of 223 PPP loans under the terms of the PPP, with an aggregate principal balance of $22.6 million, contributed to the overall decline of $21.4 million in the loan portfolio at December 31, 2020.  In addition, the CARES Act along with interagency guidance provided financial institutions the option to temporarily suspend certain accounting requirements related to troubled debt restructurings (“TDR”) with respect to loan modifications, including the deferral of scheduled payments.  As of December 31, 2020, under the current regulatory guidance, 5 loans, totaling $518,000 in principal loan balances, were granted a 90-day deferment of scheduled payments and one loan, with a principal balance of $2.6 million was modified.  These 6 loans were not considered TDRs under the current guidance.

Return on average equity (“ROE”) was 7.47% for the fourth quarter of 2020, compared to 8.58% for the prior quarter and 9.35% for the fourth quarter of 2019.  Return on average assets (“ROA”) was 0.63% for the fourth quarter of 2020, compared to 0.74% for the prior quarter and 0.85% for the fourth quarter of 2019.  For the twelve months ended December 31, 2020, ROE and ROA were 8.31% and 0.73%, respectively, compared to 10.64% and 0.96%, respectively, for the twelve months ended December 31, 2019.

Net interest income was $6.9 million for the fourth quarter of 2020, compared to $6.3 million for the prior quarter and $6.2 million for the fourth quarter of 2019.  Net interest income for the twelve months ended December 31, 2020 and 2019 was $25.8 million and

$24.7 million, respectively.  While interest income has been significantly impacted by the lower interest rate environment, interest income has benefited from the PPP loans and related fees.  PPP loans contributed approximately $660,000 and $1.2 million to interest income for the fourth quarter and for the twelve months ended December 31, 2020, respectively.  The interest rate environment also contributed to the decrease in interest expense during the fourth quarter, resulting in a 3 basis point and 41 basis point decline in the cost of funds when compared to the prior quarter and fourth quarter of 2019, respectively.  Cost of funds for the twelve months ended December 31, 2020 and 2019 was 0.35% and 0.71%, respectively.

The Company’s allowance for loan loss methodology determines the level of loan provision at the end of each quarter, based on loan portfolio growth, net charge-off history, asset quality, impaired loans and other qualitative factors, including economic indicators.  The provision for loan losses for the fourth quarter of 2020 was $167,000, compared to $345,000 for the prior quarter and $91,000 for the fourth quarter of 2019.  The provision for loan losses for the twelve months ended December 31, 2020 and 2019 was $1.8 million and $346,000, respectively.  The allowance for loan losses increased to $6.9 million or 1.11% of total loans on December 31, 2020, compared with $6.7 million or 1.05% of total loans for the prior quarter and $5.2 million or 0.95% of total loans on December 31, 2019.

Nonperforming assets were $11.5 million on December 31, 2020, compared to $11.6 million for the prior quarter and $6.5 million on December 31, 2019.  Included in nonperforming assets were $10.2 million of nonperforming loans and $1.4 million of other real estate owned.  Net loan recoveries were $2,000 for the fourth quarter of 2020, compared to net charge-offs of $44,000 for the prior quarter and net charge-offs of $259,000 for the fourth quarter of 2019.  Net charge-offs for the twelve months ended December 31, 2020 and 2019 were $130,000 and $295,000, respectively.  The Bank continues to monitor the performance of our entire loan portfolio for indications of stress, including identifying certain commercial loan industries that we believe are more susceptible to risk presented by the pandemic.

Noninterest income was $2.4 million in the fourth quarter of 2020, compared to $1.5 million for the prior quarter and fourth quarter of 2019.  Noninterest income for the twelve months ended December 31, 2020 and 2019 was $6.5 million and $6.0 million, respectively.  Noninterest income during the fourth quarter of 2020 included $992,000 of net gains on the sales of available for sale securities, resulting from a strategic repositioning of the investment portfolio.

Noninterest expense for the fourth quarter of 2020 was $7.4 million, compared with $5.7 million for the prior quarter and $5.8 million for the fourth quarter of 2019.  Noninterest expense for the twelve months ended December 31, 2020 and 2019 was $23.5 million and $22.5 million, respectively.  Included in noninterest expenses were $1.2 million of merger related expenses which were primarily legal and consulting expenses incurred in connection with the merger.

Shareholders’ equity was $72.5 million on December 31, 2020, compared with $72.2 million for the prior quarter and $67.1 million on December 31, 2019.  Book value per common share was $19.08 on December 31, 2020, compared to $19.03 for the prior quarter and $17.74 on December 31, 2019.

About Fauquier Bankshares, Inc.

Fauquier Bankshares, through its operating subsidiary, The Fauquier Bank, is an independent community bank offering a full range of financial services, including internet banking, mobile banking, commercial, retail, insurance, wealth management, and financial planning services through eleven banking offices throughout Fauquier and Prince William counties in Virginia. Additional information is available at www.tfb.bank or by calling Investor Relations at (800) 638-3798.

Use of Certain Non-GAAP Financial Measures

The accounting and reporting policies of the Company conform to GAAP in the United States and prevailing practices in the banking industry.  However, certain non-GAAP measures are used by management to supplement the evaluation of the Company’s performance.  This includes the Company’s calculation of the efficiency ratio (non-GAAP).  The Company’s management believes that the use of this non-GAAP financial information provides meaningful information about operating performance by enhancing comparability with other financial periods and with other financial institutions.  The non-GAAP measure used by management that is set forth in this release enhance comparability by calculating net interest income used in the efficiency ratio on a tax equivalent basis and excluding the effects of securities gains/losses from noninterest income.  This non-GAAP financial information should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate similar measures differently.  A reconciliation of the non-GAAP financial measures used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is presented below.

Additional Information About the Merger and Where to Find It

In connection with the proposed merger (the “Merger”) of Fauquier Bankshares, Inc. (“Fauquier”) into Virginia National Bankshares Corporation (“Virginia National”), Virginia National has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4, which includes a preliminary joint proxy statement/prospectus regarding the Merger.  The final registration statement will include a final joint proxy statement/prospectus that will be mailed to shareholders of both Virginia National and Fauquier. SECURITY HOLDERS OF VIRGINIA NATIONAL AND FAUQUIER ARE ADVISED TO READ THE REGISTRATION STATEMENT AND THE FINAL JOINT PROXY STATEMENT/PROSPECTUS WHEN THEY BECOME AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING VIRGINIA NATIONAL, FAUQUIER AND THE PROPOSED MERGER TRANSACTION. Security holders may obtain free copies of these documents, once they are filed, and other documents filed with the SEC on the SEC’s website at http://www.sec.gov. Security holders will also be able to obtain these documents, once they are filed, free of charge, by requesting them in writing from Tara Y. Harrison, Virginia National’s Chief Financial Officer, at 404 People Place, Charlottesville, Virginia 22911, or by telephone at (434) 817-8587, or Christine E. Headly, Fauquier’s Chief Financial Officer, at 10 Courthouse Square, Warrenton, Virginia 20186, or by telephone at (540) 349-0218.

Virginia National, Fauquier and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Virginia National and Fauquier in connection with the proposed Merger. Information about the directors and executive officers of Virginia National and Fauquier will be included in the final joint proxy statement/prospectus when it becomes available. Additional information regarding the interests of those persons and other persons who may be deemed participants in the transaction may be obtained by reading the final joint proxy statement/prospectus regarding the proposed Merger when it becomes available. You may obtain free copies of each document as described in the preceding paragraph.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the Merger.  No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, and no offer to sell or solicitation of an offer to buy shall be made in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the benefits of a Merger between Virginia National and Fauquier; (ii) Fauquier’s plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts; and (iii) other statements identified by words such as “may”, “assumes”, “approximately”, “will”, “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “targets”, “projects”, or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of the management of Fauquier and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of Fauquier. In addition, these forward-looking statements are subject to various risks, uncertainties and assumptions with respect to future business strategies and decisions that are subject to change and difficult to predict with regard to timing, extent, likelihood and degree of occurrence. As a result, although Fauquier believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, actual results may differ materially from any projected future results performance or achievements expressed or implied by such forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Virginia National and Fauquier may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; (2) the expected growth opportunities or cost savings from the Merger may not be fully realized or may take longer to realize than expected; (3) deposit attrition, operating costs, customer losses and business disruption following the Merger, including adverse effects on relationships with employees and customers, may be greater than expected; (4) the regulatory approvals required for the Merger may not be obtained on the proposed terms or on the anticipated schedule; (5) the shareholders of Virginia National or Fauquier may fail to approve the Merger; (6) economic, legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which Virginia National and Fauquier are engaged; (7) the interest rate environment may further compress margins and adversely affect net interest income; (8) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (9) competition from other financial services companies in Virginia National’s and Fauquier’s markets could adversely affect operations; (10) an economic slowdown could adversely affect credit quality and loan originations; (11) the COVID-19 pandemic is adversely affecting Virginia National, Fauquier, and their respective customers, employees and third-party service providers; the adverse impacts of the pandemic on their respective business, financial position, operations and prospects have been material, and it is not possible to accurately predict the extent, severity or duration of the pandemic or when normal economic and operation conditions will return; and (12) other factors that may affect future results of Virginia National and Fauquier, including: changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; the impact, extent and timing of technological changes; capital management activities; and other actions of the bank regulatory agencies and legislative and regulatory actions and reforms. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Fauquier’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC’s Internet site (http://www.sec.gov).

Readers are cautioned not to rely too heavily on the forward-looking statements contained in this release.  Forward-looking statements speak only as of the date they are made and Fauquier does not undertake any obligation to update, revise or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

FAUQUIER BANKSHARES, INC.

Selected Financial Data by Quarter

	At or For the Quarter Ended,
(Dollars in thousands, except per share data)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
EARNINGS STATEMENT DATA:
Interest income	$7,406	$6,841	$7,008	$7,057	$7,350
Interest expense	502	547	624	868	1,108
Net interest income	6,904	6,294	6,384	6,189	6,242
Provision for loan losses	167	345	911	350	91
Net interest income after provision for loan losses	6,737	5,949	5,473	5,839	6,151
Gains on sales of securities available for sale, net	992	-	-	-	-
Other noninterest income	1,438	1,478	1,216	1,342	1,486
Merger related expenses	1,187	43	-	-	-
Other noninterest expense	6,170	5,627	4,889	5,605	5,810
Income before income taxes	1,810	1,757	1,800	1,576	1,827
Income taxes	454	210	222	180	255
Net income	$1,356	$1,547	$1,578	$1,396	$1,572

PER SHARE DATA:
Net income per share, basic	$0.36	$0.41	$0.42	$0.37	$0.41
Net income per share, diluted	$0.36	$0.41	$0.42	$0.37	$0.41
Cash dividends	$0.125	$0.125	$0.125	$0.125	$0.125
Weighted average shares outstanding, basic	3,795,350	3,794,725	3,794,725	3,788,626	3,784,447
Weighted average shares outstanding, diluted	3,797,518	3,801,279	3,801,565	3,794,864	3,789,073
Book value	$19.08	$19.03	$18.73	$18.25	$17.74
BALANCE SHEET DATA:
Total assets	$867,173	$840,286	$825,553	$727,494	$722,171
Total loans	$616,749	$638,103	$622,660	$567,693	$550,226
Net loans	$609,879	$631,402	$616,260	$562,099	$544,999
Securities, including restricted investments	$84,683	$86,425	$80,937	$83,490	$81,799
Deposits	$766,119	$739,834	$705,806	$629,560	$622,155
Transaction accounts (demand & interest checking accounts)	$449,154	$432,277	$431,813	$378,598	$366,023
Shareholders' equity	$72,461	$72,207	$71,088	$69,237	$67,123
PERFORMANCE RATIOS:
Net interest margin (1)	3.43%	3.22%	3.49%	3.76%	3.65%
Return on average assets	0.63%	0.74%	0.80%	0.78%	0.85%
Return on average equity	7.47%	8.58%	9.02%	8.20%	9.35%
Efficiency ratio (GAAP)	78.82%	72.95%	64.33%	74.43%	75.18%
Efficiency ratio (non-GAAP) (2)	87.59%	72.45%	63.90%	73.94%	74.70%
Yield on earning assets	3.68%	3.50%	3.83%	4.28%	4.29%
Cost of funds	0.26%	0.29%	0.35%	0.55%	0.67%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)

Efficiency ratio (non-GAAP) is computed by dividing noninterest expense by the sum of fully taxable equivalent net interest income and noninterest income, net of securities gains or losses.  This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP financial information.  Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate them differently.

FAUQUIER BANKSHARES, INC.

Selected Financial Data by Quarter

	At or For the Quarter Ended,
(Dollars in thousands, except for ratios)	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019
ASSET QUALITY RATIOS:
Nonaccrual loans	$1,245	$1,245	$1,547	$1,010	$989
Restructured loans still accruing	8,363	8,389	8,613	2,425	2,471
Loans 90+ days past due and accruing	584	647	975	1,153	1,636
Total nonperforming loans	10,192	10,281	11,135	4,588	5,096
Other real estate owned, net	1,356	1,356	1,356	1,356	1,356
Total nonperforming assets	$11,548	$11,637	$12,491	$5,944	$6,452

Allowance for loan losses	$6,870	$6,701	$6,400	$5,594	$5,227
Allowance for loan losses to total loans	1.11%	1.05%	1.03%	0.99%	0.95%
Nonaccrual loans to total loans	0.20%	0.20%	0.25%	0.18%	0.18%
Allowance for loan losses to nonperforming loans	67.41%	65.18%	57.48%	121.93%	102.57%
Nonperforming loans to total loans	1.65%	1.61%	1.79%	0.81%	0.93%
Nonperforming assets to total assets	1.87%	1.38%	1.51%	0.82%	0.89%
Net loan charge-offs (recoveries)	$(2)	$44	$105	$(17)	$259
Net loan charge-offs (recoveries) to average loans	(0.0003)%	0.007%	0.017%	(0.003)%	0.05%

FAUQUIER BANKSHARES, INC.

Selected Financial Data

	For the Twelve Months Ended,
(Dollars in thousands, except per share data)	December 31, 2020	December 31, 2019
EARNINGS STATEMENT DATA:
Interest income	$28,312	$29,170
Interest expense	2,541	4,520
Net interest income	25,771	24,650
Provision for loan losses	1,773	346
Net interest income after provision for loan losses	23,998	24,304
Gains on sales of securities available for sale, net	992	79
Other noninterest income	5,474	5,895
Merger related expenses	1,231	-
Other noninterest expense	22,289	22,454
Income before income taxes	6,944	7,824
Income taxes	1,067	1,004
Net income	$5,877	$6,820

PER SHARE DATA:
Net income per share, basic	$1.55	$1.80
Net income per share, diluted	$1.55	$1.80
Cash dividends	$0.50	$0.485
Weighted average shares outstanding, basic	3,793,366	3,783,322
Weighted average shares outstanding, diluted	3,798,816	3,790,718

PERFORMANCE RATIOS:
Net interest margin (1)	3.46%	3.74%
Cost of funds	0.35%	0.71%
Return on average assets	0.73%	0.96%
Return on average equity	8.31%	10.64%
Efficiency ratio (GAAP)	72.96%	73.32%
Efficiency ratio (non-GAAP) (2)	74.77%	73.05%
Net loan charge-offs	$130	$295
Net loan charge-offs to average loans	0.02%	0.05%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)

Efficiency ratio (non-GAAP) is computed by dividing noninterest expense by the sum of fully taxable equivalent net interest income and noninterest income, net of securities gains or losses.  This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP financial information.  Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate them differently.

FAUQUIER BANKSHARES, INC.

Reconciliation of Certain Non-GAAP Financial Measures

	For the Quarter Ended		For the Twelve Months Ended
(Dollars in thousands, except per share data)	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Fully taxable equivalent net interest income (1)
Net interest income, as reported	$6,904	$6,242	$25,771	$24,650
Fully taxable equivalent adjustment	57	50	210	193
Net interest income, adjusted	$6,961	$6,292	$25,981	$24,843

Noninterest income
Noninterest income, as reported	$2,430	$1,486	$6,466	$5,974
Gains on sale of securities available for sale, net	(992)	-	(992)	(79)
Noninterest income, adjusted	$1,438	$1,486	$5,474	$5,895

Noninterest expense, as reported	$7,357	$5,810	$23,520	$22,454

Efficiency ratio
Efficiency ratio, (GAAP) (2)	78.82%	75.18%	72.96%	73.32%
Efficiency ratio, (non-GAAP) (3)	87.59%	74.70%	74.77%	73.05%

(1)	Assuming a tax rate of 21%.
(2)	Efficiency ratio, GAAP basis, is computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3)	Efficiency ratio, non-GAAP basis, is computed by dividing noninterest expense by the sum of fully taxable equivalent net interest income and noninterest income, net of securities gains or losses.